UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 19, 2013 (March 15, 2013)

CHINA POLYPEPTIDE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-151148	20-8731646
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 11 Jiangda Road

Jianghan Economic Development Zone

Wuhan 430023

People’s Republic of China

(Address of Principal Executive Offices)

(86) 27 8351-8396

(Registrant’s Telephone Number, Including Area Code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 14, 2013, Dr.Dongliang Chen, a director, Chairman of the board of directors (“Chairman”) and Chief Executive Officer (“CEO”) of China Polypeptide Group Inc. (the “Company”) resigned from these positions because the time he is able to spend on the business of the company has been impacted by the fact that his primary residence is outside China. The resignation is effective as of March 14, 2013. Dr. Chen’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective on March 15, 2013, to fill the vacancies created by Mr. Chen’s resignation, the board of directors of the Company, appointed Mr. Yihua Zhan to serve as a director and as Chairman, until the next annual meeting of stockholders of the Company or until his successor has been duly elected and qualified and as the CEO of the Company, to serve the unexpired term of his predecessor and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

From 1997 untill present, Mr. Zhan, age 48, has been serving as the administrative manager, the vice president and Chairman of the supervisor board of Wuhan Tallyho Biological Product Co., Ltd, a wholly-owned indirect subsidiary of the Company. Since Mr. Zhan has been employed by the Company for more than 15 years, he is very familiar with the Company’s business operation and has been assuming a broad range of supervisory and managerial responsibilities.

There was no understanding or arrangement between Mr. Zhan and any other person pursuant to which Mr. Zhan was elected as a director, Chairman and the CEO.

Mr. Zhan is not related to any of the Company’s executive officers or directors, nor has he been a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Currently we have not entered into any employment agreement with Mr. Zhan for his newly appointed positions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Polypeptide Group, Inc.

Date: March 19, 2013

/s/ Yihua Zhan
Name: Yihua Zhan
Title: Chief Executive Officer